Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to incorporation by reference in Registration Statements Nos. 33-54487, 333-51508, 33-64313, 333-51512, 333-27563, 333-63756, 333-81441, 333-63754, 333-110098 and 333-51506 on Form S-8 of Nash Finch Company of our report dated February 23, 2004.  Such report relates to the consolidated financial statements and related financial statement schedule of Nash Finch Company and subsidiaries as of January 3, 2004 and for each of the years in the three-year period ended January 3, 2004, and are included in the Annual Report on Form 10-K of Nash Finch Company for the fiscal year ended January 3, 2004.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 8, 2004